Exhibit 99.2

AlphaTime Acquisition Corp Announces Closing of $60 Million Initial Public Offering

Cayman Islands – January 5, 2023 – AlphaTime Acquisition Corp (NASDAQ: ATMCU, the “Company”), a newly organized blank check company incorporated in the Cayman Islands, today announced that it closed its initial public offering of 6,000,000 units at a price of $10.00 per unit. The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “ATMCU” on December 30, 2022. Each unit consists of one ordinary share, one redeemable warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share, and one right entitling the holder to receive one-tenth (1/10) of one ordinary share upon consummation of an initial business combination. After the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on Nasdaq under the symbols “ATMC,” “ATMCW” and “ATMCR,” respectively.

Chardan Capital Markets, LLC (“Chardan”) acted as sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained by contacting Chardan, 17 State Street, Suite 2130 New York, NY 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About AlphaTime Acquisition Corp.

AlphaTime Acquisition Corp is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While we will not be limited to a particular industry or geographic region in our identification and acquisition of a target company, we intend to focus our search on businesses in Asia.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Taylor Zhang

Email: taylorzhang@irimpact.com

203-998-5540